Filed Pursuant to Rule 433
Registration Statement No. 333-253071

Relating to Preliminary Prospectus Supplement dated November 15, 2023

TAPESTRY, INC.

PRICING TERM SHEET

November 15, 2023

$500,000,000 7.050% Senior Notes due 2025

$750,000,000 7.000% Senior Notes due 2026

$1,000,000,000 7.350% Senior Notes due 2028

$1,000,000,000 7.700% Senior Notes due 2030

$1,250,000,000 7.850% Senior Notes due 2033

Issuer:	Tapestry, Inc.
Expected Ratings (Moody’s/S&P)*:	Baa2/BBB
Securities:
7.050% Senior Notes due 2025 (the “2025 Notes”)
7.000% Senior Notes due 2026 (the “2026 Notes”)
7.350% Senior Notes due 2028 (the “2028 Notes”)
7.700% Senior Notes due 2030 (the “2030 Notes”)
7.850% Senior Notes due 2033 (the “2033 Notes”)

Trade Date:	November 15, 2023
Settlement Date:	November 27, 2023 (T+7)
Size:	2025 Notes: $500,000,000 2026 Notes: $750,000,000 2028 Notes: $1,000,000,000 2030 Notes: $1,000,000,000 2033 Notes: $1,250,000,000

Maturity:	2025 Notes: November 27, 2025 2026 Notes: November 27, 2026 2028 Notes: November 27, 2028 2030 Notes: November 27, 2030 2033 Notes: November 27, 2033

Coupon (Interest Rate):	2025 Notes: 7.050% 2026 Notes: 7.000% 2028 Notes: 7.350% 2030 Notes: 7.700% 2033 Notes: 7.850%
Yield to Maturity:	2025 Notes: 7.110% 2026 Notes: 7.074% 2028 Notes: 7.417% 2030 Notes: 7.754% 2033 Notes: 7.927%
Spread to Benchmark Treasury:	2025 Notes: +220 basis points 2026 Notes: +240 basis points 2028 Notes: +290 basis points 2030 Notes: +320 basis points 2033 Notes: +340 basis points
Benchmark Treasury:

2025 Notes: 5.000% due October 31, 2025

2026 Notes: 4.625% due November 15, 2026

2028 Notes: 4.875% due October 31, 2028

2030 Notes: 4.875% due October 31, 2030

2033 Notes: 4.500% due November 15, 2033

Benchmark Treasury Price and Yield:	2025 Notes: 100-5 1/4; 4.910% 2026 Notes: 99-27 5/8; 4.674% 2028 Notes: 101-18 1/4; 4.517% 2030 Notes: 101-28+; 4.554% 2033 Notes: 99-25; 4.527%
Interest Payment Dates:

2025 Notes: Semi-annually on each May 27 and November 27 of each year, commencing on May 27, 2024

2026 Notes: Semi-annually on each May 27 and November 27 of each year, commencing on May 27, 2024

2028 Notes: Semi-annually on each May 27 and November 27 of each year, commencing on May 27, 2024

2030 Notes: Semi-annually on each May 27 and November 27 of each year, commencing on May 27, 2024

2033 Notes: Semi-annually on each May 27 and November 27 of each year, commencing on May 27, 2024

Optional Redemption:	The 2025 Notes will be redeemable, at the Issuer’s option, in whole or in part at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, less (b) interest accrued but not paid to, but excluding, the redemption date, plus, in the case of each of (i) and (ii), accrued and unpaid interest on the 2025 Notes to be redeemed to, but excluding, the date of redemption.

The 2026 Notes will be redeemable, at the Issuer’s option, in whole or in part at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, less (b) interest accrued but not paid to, but excluding, the redemption date, plus, in the case of each of (i) and (ii), accrued and unpaid interest on the 2026 Notes to be redeemed to, but excluding, the date of redemption.

The 2028 Notes will be redeemable, at the Issuer’s option, in whole or in part from settlement until October 27, 2028 (the date that is one month prior to the scheduled maturity date), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2028 Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on October 27, 2028) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, less (b) interest accrued but not paid to, but excluding, the redemption date, plus, in the case of each of (i) and (ii), accrued and unpaid interest on the 2028 Notes to be redeemed to, but excluding, the date of redemption.

The 2030 Notes will be redeemable, at the Issuer’s option, in whole or in part from settlement until September 27, 2030 (the date that is two months prior to the scheduled maturity date), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Notes matured on September 27, 2030) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, less (b) interest accrued but not paid to, but excluding, the redemption date, plus, in the case of each of (i) and (ii), accrued and unpaid interest on the 2030 Notes to be redeemed to, but excluding, the date of redemption.

The 2033 Notes will be redeemable, at the Issuer’s option, in whole or in part, from settlement until August 27, 2033 (the date that is three months prior to the scheduled maturity date), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2033 Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on August 27, 2033) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, less (b) interest accrued but not paid to, but excluding, the redemption date, plus, in the case of each of (i) and (ii), accrued and unpaid interest on the 2033 Notes to be redeemed to, but excluding, the date of redemption.

Par Call:	2028 Notes: On or after October 27, 2028 2030 Notes: On or after September 27, 2030 2033 Notes: On or after August 27, 2033
Special Mandatory Redemption:	If (i) the Capri Acquisition has not been completed by February 10, 2025 (or such later date mutually agreed between the Issuer and Capri) (such date, the “special mandatory redemption end date”), (ii) prior to the special mandatory redemption end date, the Merger Agreement is terminated in accordance with its terms or (iii) the Issuer otherwise notifies the trustee that it will not pursue the consummation of the Capri Acquisition, all of the 2025 Notes, 2026 Notes, 2028 Notes, 2030 Notes and 2033 Notes will be redeemed at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date.
Change of Control Offer to Purchase:	If a change of control triggering event occurs, the Issuer will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.
Price to Public:	2025 Notes: 99.890% 2026 Notes: 99.803% 2028 Notes: 99.724% 2030 Notes: 99.712% 2033 Notes: 99.475%

Underwriting Discount:	2025 Notes: 0.350% 2026 Notes: 0.450% 2028 Notes: 0.600% 2030 Notes: 0.625% 2033 Notes: 0.650%
Net Proceeds to Issuer before Expenses:	2025 Notes: 99.540% 2026 Notes: 99.353% 2028 Notes: 99.124% 2030 Notes: 99.087% 2033 Notes: 98.825%
CUSIP Number:	2025 Notes: 876030 AB3 2026 Notes: 876030 AC1 2028 Notes: 876030 AD9 2030 Notes: 876030 AE7 2033 Notes: 876030 AF4
ISIN Number:	2025 Notes: US876030AB38 2026 Notes: US876030AC11 2028 Notes: US876030AD93 2030 Notes: US876030AE76 2033 Notes: US876030AF42
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Day Count Convention:	30/360
Payment Business Days:	New York
Concurrent Offering:	Substantially concurrently with or shortly thereafter this offering, the Issuer expects to launch an offer of euro-denominated notes (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the Notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the Notes to which this pricing term sheet relates or vice versa.
Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC J.P. Morgan Securities LLC HSBC Securities (USA) Inc.
Senior Co-Managers:	Citigroup Global Markets Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

PNC Capital Markets LLC

MUFG Securities Americas Inc.

Goldman Sachs & Co. LLC

Santander US Capital Markets LLC

ANZ Securities, Inc.

BNP Paribas Securities Corp.

Loop Capital Markets LLC

Academy Securities, Inc.

R. Seelaus & Co., LLC

Independence Point Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the Notes will be made against payment therefor on or about November 27, 2023, which will be the seventh business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the Notes prior to two business days before delivery should consult their advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc., Morgan Stanley & Co. LLC or J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. (call 1-800-294-1322 or e-mail dg.prospectus_requests@bofa.com), Morgan Stanley & Co. LLC (call toll free 1-866-718-1649) or J.P. Morgan Securities LLC (call 1-212-834-4533).

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying base prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying base prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying base prospectus.

No EEA PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

No UK PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the United Kingdom.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.